Exhibit 99.1

Expedia Group Reports Third Quarter 2019 Results
BELLEVUE, WA – November 6, 2019 – Expedia Group, Inc. (NASDAQ: EXPE) announced financial results today for the third quarter ended September 30, 2019.
Key Highlights(1)

•	Gross bookings increased $2.3 billion or 9% to $26.9 billion. Revenue increased 9% to $3.6 billion.

•	Total stayed lodging room nights increased 11%.

•	Expedia Group's net income declined 22% and Adjusted EBITDA was flat in the third quarter.

•	Expedia Group exceeded 1.4 million properties available on its core lodging platform as of September 30, 2019, including over 650,000 integrated Vrbo listings.

•	Year-to-date, Expedia Group repurchased 3.2 million shares for $418 million. Including the Liberty Expedia Holdings, Inc. transaction, Expedia Group has retired a total of 6.3 million shares.

•
Year-to-date net cash provided by operating activities and free cash flow grew 14% and 5%, respectively. Excluding capital expenditures related to our Seattle headquarters, year-to-date free cash flow grew 15%.

Financial Summary & Operating Metrics ($ millions except per share amounts)

	Expedia Group (excluding trivago)(3)			Expedia Group, Inc.
Metric	Q3 2019	Q3 2018	Δ Y/Y	Q3 2019	Q3 2018	Δ Y/Y
Room night growth	11%	13%	(189) bps	11%	13%	(189) bps
Gross bookings	$26,927	$24,676	9%	$26,927	$24,676	9%
Revenue	3,368	3,076	9%	3,558	3,276	9%
Operating income	606	651	(7)%	609	672	(9)%
Net income attributable to Expedia Group				409	525	(22)%
Diluted earnings per share				$2.71	$3.43	(21)%
Adjusted EBITDA(2)	900	881	2%	912	912	—%
Adjusted net income(2)	518	553	(6)%	520	567	(8)%
Adjusted EPS(2)	$3.37	$3.56	(5)%	$3.38	$3.65	(7)%
Free cash flow(2)				(1,152)	(594)	94%
(1)All comparisons are against comparable period of 2018 unless otherwise noted.
(2)"Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 12-18 herein for an explanation and reconciliations of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.
(3)trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group.
Please refer to the "Glossary of Business Terms," located in the Quarterly Results section on Expedia Group’s investor relations website, for business and financial statement definitions used throughout this release.

Discussion of Results
The results for Expedia Group, Inc. ("Expedia Group" or "the Company") include Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, Expedia® CruiseShipCenters®, Classic Vacations®, Traveldoo®, VacationRentals.com and SilverRail™. Results include the related international points of sale for all brands and the immaterial impact of Bodybuilding.com since the Liberty Expedia Holdings, Inc. transaction on July 26, 2019. All amounts shown are in U.S. dollars.

Gross Bookings & Revenue
Gross Bookings and Revenue by Segment ($ millions)

	Gross Bookings			Revenue
	Third Quarter			Third Quarter
	2019	2018	Δ%	2019	2018	Δ%
Core OTA	$22,234	$20,217	10%	$2,732	$2,527	8%
Vrbo	2,633	2,496	5%	467	410	14%
Egencia	2,060	1,963	5%	145	139	4%
Corporate (Bodybuilding.com)	—	—	—%	24	—	NM
Expedia Group (excluding trivago)	$26,927	$24,676	9%	$3,368	$3,076	9%
trivago	—	—	—%	279	295	(6)%
Intercompany eliminations	—	—	—%	(89)	(95)	(7)%
Total	$26,927	$24,676	9%	$3,558	$3,276	9%

Note: Some numbers may not add due to rounding.
For the third quarter of 2019, total gross bookings increased 9% (including 1 percentage point of negative foreign exchange impact), driven by growth in Expedia Partner Solutions, which includes the benefit from enterprise deals launched in late 2018, and Hotels.com. Domestic gross bookings increased 10% and international gross bookings increased 7% (including 3 percentage points of negative foreign exchange impact).
For the third quarter of 2019, total revenue increased 9% (including 1 percentage point of negative foreign exchange impact), driven primarily by growth at Expedia Partner Solutions, Hotels.com and Vrbo. Domestic revenue increased 11% and international revenue increased 6% (including 2 percentage points of negative foreign exchange impact).

Product & Services Detail
As a percentage of total worldwide revenue in the third quarter of 2019, lodging accounted for 73%, advertising and media accounted for 9%, air accounted for 6% and all other revenues accounted for the remaining 12%.
Lodging revenue increased 11% in the third quarter of 2019 driven by growth at Expedia Partner Solutions, Hotels.com and Vrbo. Total room nights stayed grew 11%, while revenue per room night was flat year over year as higher monetization at Vrbo offset lower average daily rates.
Air revenue decreased 3% in the third quarter of 2019 driven by a 10% decrease in revenue per ticket, partly offset by an 8% increase in air tickets sold. The decrease in revenue per ticket is primarily related to the reclassification of certain partner fees to other revenue and a shift in product mix. The increase in air tickets sold was driven by growth at Expedia Partner Solutions, largely related to enterprise deals launched in late 2018.
Advertising and media revenue increased 3% (including 3 percentage points of negative foreign currency impact) due to growth at Expedia Group Media Solutions, partly offset by a decline at trivago. Other revenue increased 7% in the third quarter of 2019 benefiting from inorganic impact related to an acquisition, the reclassification of certain partner fees from air revenue and growth in car products.

Costs and Expenses ($ millions)

	Costs and Expenses			As a % of Revenue
	Third Quarter			Third Quarter
	2019	2018	Δ%	2019	2018	Δ (bps)
Generally Accepted Accounting Principles (GAAP) Expenses - Expedia Group
Cost of revenue	$569	$504	13%	16.0%	15.4%	58
Selling and marketing	1,660	1,501	11%	46.7%	45.8%	85
Technology and content	440	404	9%	12.4%	12.3%	3
General and administrative	217	202	7%	6.1%	6.1%	(6)
Total GAAP costs and expenses	$2,886	$2,611	10%	81.1%	79.7%	140

Adjusted Expenses - Expedia Group
Cost of revenue*	$545	$477	14%	15.3%	14.5%	75
Selling and marketing*	1,635	1,478	11%	46.0%	45.1%	84
Technology and content	286	262	9%	8.0%	8.0%	5
General and administrative*	182	169	8%	5.1%	5.1%	(3)
Total adjusted costs and expenses	$2,648	$2,386	11%	74.4%	72.8%	161

Adjusted Expenses - Expedia Group (excluding trivago)**
Cost of revenue*	$541	$475	14%	16.1%	15.4%	62
Selling and marketing*	1,489	1,337	11%	44.2%	43.5%	74
Technology and content	270	246	10%	8.0%	8.0%	2
General and administrative*	170	158	8%	5.1%	5.1%	(9)
Total adjusted costs and expenses excluding trivago	$2,470	$2,216	11%	73.3%	72.0%	129
*Adjusted expenses are non-GAAP measures. See pages 12-18 herein for a description and reconciliation to the corresponding GAAP measures.
**Expedia Group (excluding trivago) figures exclude both trivago costs and expenses and trivago revenue when calculating 'As a % of Revenue.'
Note: Some numbers may not add due to rounding.
Cost of Revenue

•
For the third quarter of 2019, total GAAP and adjusted cost of revenue increased 13% and 14%, respectively, compared to the third quarter of 2018, primarily due to an increase in cloud expense, inorganic impact related to an acquisition and the newly enacted French digital services tax, a portion of which relates to retroactive expenses for the first and second quarters of 2019. Cloud expense in cost of revenue was $46 million during the third quarter of 2019 compared to $22 million in the third quarter of 2018.

Selling and Marketing

•
For the third quarter of 2019, both GAAP and adjusted total selling and marketing expense increased 11% compared to the third quarter of 2018, primarily due to a $169 million increase in direct costs partly offset by a decrease in indirect costs. The higher direct costs reflect increases at Expedia Partner Solutions, as well as at Hotels.com and Vrbo, in part due to a mix shift to high cost marketing channels. Indirect costs represented 16% of total GAAP selling and marketing costs and 15% of total adjusted selling and marketing expense in the third quarter of 2019 compared to 18% and 17%, respectively, in the third quarter of 2018.

Technology and Content

•
For the third quarter of 2019, both total GAAP and adjusted technology and content expense increased 9% compared to the third quarter of 2018, primarily due to investments in product and technology initiatives and higher cloud expenses. Cloud expense in technology and content expense was $18 million during the third quarter of 2019, compared to $11 million during the third quarter of 2018.

General and Administrative

•
For the third quarter of 2019, total GAAP and adjusted general and administrative expense increased 7% and 8%, respectively, compared to the third quarter of 2018, primarily due to higher professional fees, in addition to inorganic impact related to an acquisition.

Net Income Attributable to Expedia Group and Adjusted EBITDA*
Adjusted EBITDA by Segment ($ millions)

	Third Quarter
	2019	2018	Δ%
Core OTA	$865	$837	3%
Vrbo	215	209	3%
Egencia	19	19	(1)%
Unallocated overhead costs	(199)	(184)	8%
Expedia Group (excluding trivago)	$900	$881	2%
trivago(1)	12	31	(60)%
Total Adjusted EBITDA	$912	$912	—%

Net income attributable to Expedia Group(2)	$409	$525	(22)%
(1) trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group (2) Expedia Group does not calculate or report net income (loss) by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 12-18 herein for a description and reconciliation to the corresponding GAAP measure.
Note: Some numbers may not add due to rounding.
Amortization of Intangible Assets
Consolidated amortization of intangible assets decreased $21 million to $50 million in the third quarter of 2019, compared to the third quarter of 2018, due to the completion of amortization related to certain intangible assets.
Legal Reserves, Occupancy Tax and Other
Legal reserves, occupancy tax and other was $11 million in the third quarter of 2019 compared to a $78 million gain in the third quarter of 2018, reflecting a pay-to-play refund.
Interest and Other
Consolidated interest income decreased $17 million in the third quarter of 2019, compared to the third quarter of 2018. The decline reflects the comparison to accumulated interest on the pay-to-play refund noted above that was recognized in the third quarter of 2018. Consolidated interest expense decreased $7 million in the third quarter of 2019, compared to the third quarter of 2018, due to the repayment of $500 million of senior unsecured notes in August 2018.
Consolidated other, net was a loss of $25 million in the third quarter of 2019, compared to a loss of $47 million in the third quarter of 2018. The losses in the third quarter of 2019 and the third quarter of 2018 were both primarily due to mark-to-market losses on minority equity investments.
Income Taxes
The effective GAAP tax rate was 27% for the third quarter of 2019, compared to 13% in the third quarter of 2018. The increase in the effective rate was primarily due to an increase in U.S. federal and state taxable income. The effective tax rate on pretax adjusted net income was 25% for the third quarter of 2019, compared to 17% for the third quarter of 2018 due to an increase in U.S. federal and state taxable income.

Balance Sheet, Cash Flows and Capitalization
Cash, cash equivalents, restricted cash and short-term investments totaled $4.9 billion at September 30, 2019. For the nine months ended September 30, 2019, consolidated net cash provided by operating activities was $2.4 billion and consolidated free cash flow totaled $1.6 billion. Both measures include $1.1 billion from net changes in operating assets and liabilities, primarily driven by growth in deferred merchant bookings. For the nine months ended September 30, 2019, consolidated free cash flow increased $76 million compared to the prior year period, primarily due to an increase in net cash provided by operating activities related to changes in working capital and higher adjusted EBITDA partly offset by increased capital expenditures related to our Seattle headquarters.

Long-term investments and other assets includes our minority investments in Despegar.com, Corp. ("Despegar"), which is recorded at a fair value of $109 million as of September 30, 2019, and our investment in Traveloka Holding Limited. We account for minority equity investments with readily determinable fair values, such as our investment in Despegar, at fair value with changes in fair value recorded through net income. Equity investments without readily determinable fair values are adjusted for impairments and observable price changes.
Current maturities of long-term debt includes $750 million in 5.95% senior notes due in August 2020. Long-term debt, net of applicable discounts, debt issuance costs and current maturities, totaled $4.2 billion at September 30, 2019. In September 2019, Expedia Group issued $1.25 billion of 2030 senior notes that bear interest at 3.25%. As of September 30, 2019, Expedia Group had a $2.0 billion unsecured revolving credit facility, which was essentially untapped.
At September 30, 2019, Expedia Group had stock-based awards outstanding representing approximately 18 million shares of Expedia Group common stock, consisting of options to purchase approximately 14 million common shares with a $103.25 weighted average exercise price and weighted average remaining life of 3.8 years, and approximately 4 million restricted stock units (“RSUs”). Beginning in 2019, RSUs became Expedia Group's primary form of stock-based compensation.
During the first nine months of 2019, Expedia Group repurchased 2.3 million shares of Expedia Group common stock for an aggregate purchase price of $300 million excluding transaction costs (an average of $130.30 per share). As of September 30, 2019, there were approximately 9.9 million shares remaining under an April 2018 repurchase authorization. Subsequent to the end of the third quarter of 2019, Expedia Group repurchased an additional 0.9 million shares for a total cost of $118 million excluding transaction costs (an average of $135.58 per share).
On September 12, 2019, Expedia Group paid a quarterly dividend of $50 million ($0.34 per common share). In addition, in November 2019, the Executive Committee of Expedia Group’s Board of Directors declared a quarterly cash dividend of $0.34 per share of outstanding common stock to be paid to stockholders of record as of the close of business on November 19, 2019, with a payment date of December 12, 2019. Based on current shares outstanding, the total payment for this quarterly dividend is estimated to be approximately $49 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia Group’s Board of Directors.

Recent Highlights
Expedia Group, Inc.

•
Expedia Group exceeded 1.4 million properties available on its core lodging platform as of September 30, 2019, including over 650,000 integrated Vrbo listings. Vrbo now offers over 2.1 million online bookable listings, including 1.4 million that are instantly bookable.

•
Expedia Group signed a new, multi-year agreement with United Airlines. This new, expanded agreement continues Expedia Group's leisure distribution with United, expands United's relationship with Expedia Partner Solutions, and builds on United's relationship with Egencia, Expedia Group's corporate travel business. The companies will continue work to expand cooperation into other areas.

•
Moody's upgraded Expedia Group's credit to "Baa3" from "Ba1" following the closing of Expedia Group's Liberty Expedia Holdings, Inc. transaction. Expedia Group credit ratings are now investment grade across all three major ratings agencies.

Core OTA

•
Expedia Group announced a deal to become the exclusive global optimized distributor of Marriott’s wholesale rates and availability. This single gateway solution provided by Expedia Partner Solutions, leverages the Expedia Group technology platform to eliminate the complexity and inefficiency of the wholesale redistribution model for Marriott hotels, providing travelers a consistent and reliable shopping experience.

•	Brand Expedia and Vrbo launched capabilities for customers to use Expedia credentials to login to Vrbo U.S. points of sale across web, iOS and Android, making it easier for travelers to authenticate.

•	Brand Expedia launched Out Travel The System, a podcast designed to help travelers by providing the latest travel tips and trends.

•	The Hotels.com Rewards loyalty program exceeded 50 million members and the Orbitz Rewards loyalty program surpassed 10 million members in the quarter.

•
Expedia Group was awarded the inaugural Gold illumi award from UserTesting.com, a leading on-demand Human Insight Platform. The awards recognize companies seeking to inspire the world to think about human insights as a key ingredient for customer experience excellence, product and marketing innovation and team success.

•
Expedia Group Media Solutions won four Travel Weekly Magellan Awards for campaigns with Brand USA, Hawaiian Airlines, Kenya Tourism Board and Palace Resorts, as well as won two W3 Awards for campaigns with Brand USA and Kenya Tourism Board.

•	Expedia Group Global Cruise received five awards at the World’s Leading Cruise Lines “Excellence Awards”, including the top award for both Carnival Cruise Line and Holland America Line.

Vrbo

•
Expedia Group acquired all outstanding shares of CanadaStays™, solidifying its position in the Canadian alternative accommodations market. The company plans to integrate CanadaStays with Vrbo, enabling a better experience for travelers, owners and property managers in Canada.

•	Vrbo announced new features and more customer support for its property management software, Escapia®. Moving forward, Vrbo will consolidate its three property management software offerings to Escapia.

•	Vrbo introduced a new group chat feature in the mobile app as part of its trip planning and collaboration tool, Trip Boards.

trivago

•	trivago continues its integration of alternative accommodation listings, expanding to over 2.3 million available on the platform as of the end of the quarter.

Egencia

•	Egencia has been appointed by BP to modernize, simplify and expand its global travel program to support their business travel around the world.

•
Egencia announced Villa Tours, one of Mexico's top travel management companies, has joined the Egencia Global Alliance. With this collaboration, Egencia further strengthens its position in Latin America and enhances its ability to serve global customers from Mexico.

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018

Revenue	$3,558	$3,276	$9,320	$8,664
Costs and expenses:
Cost of revenue (1) (2)	569	504	1,604	1,489
Selling and marketing (1) (2)	1,660	1,501	4,852	4,558
Technology and content (1) (2)	440	404	1,304	1,200
General and administrative (1) (2)	217	202	622	597
Amortization of intangible assets	50	71	154	215
Impairment of goodwill	—	—	—	61
Legal reserves, occupancy tax and other	11	(78)	25	(74)
Restructuring and related reorganization charges	2	—	16	—
Operating income	609	672	743	618
Other income (expense):
Interest income	17	34	45	61
Interest expense	(40)	(47)	(120)	(149)
Other, net	(25)	(47)	(13)	(101)
Total other expense, net	(48)	(60)	(88)	(189)
Income before income taxes	561	612	655	429
Provision for income taxes	(154)	(81)	(161)	(56)
Net income	407	531	494	373
Net (income) loss attributable to non-controlling interests	2	(6)	(5)	16
Net income attributable to Expedia Group, Inc.	$409	$525	$489	$389

Earnings per share attributable to Expedia Group, Inc. available to common stockholders:
Basic	$2.77	$3.51	$3.30	$2.59
Diluted	2.71	3.43	3.24	2.54
Shares used in computing earnings per share (000's):
Basic	147,232	149,482	148,052	150,450
Diluted	150,635	153,153	150,912	153,404

(1) Includes stock-based compensation as follows:
Cost of revenue	$3	$3	$9	$8
Selling and marketing	11	11	34	34
Technology and content	18	15	56	46
General and administrative	28	25	76	66

(2) Includes depreciation as follows:
Cost of revenue	$21	$24	$66	$77
Selling and marketing	14	12	42	34
Technology and content	136	127	399	370
General and administrative	7	8	23	26

EXPEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares which are reflected in thousands and par value)

	September 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,797	$2,443
Restricted cash and cash equivalents	447	259
Short-term investments	658	28
Accounts receivable, net of allowance of $43 and $34	2,684	2,151
Income taxes receivable	62	24
Prepaid expenses and other current assets	321	292
Total current assets	7,969	5,197
Property and equipment, net	2,090	1,877
Operating lease right-of-use assets	495	—
Long-term investments and other assets	770	778
Deferred income taxes	110	69
Intangible assets, net	1,843	1,992
Goodwill	8,104	8,120
TOTAL ASSETS	$21,381	$18,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,813	$1,699
Accounts payable, other	965	788
Deferred merchant bookings	5,642	4,327
Deferred revenue	381	364
Income taxes payable	100	74
Accrued expenses and other current liabilities	932	808
Current maturities of long-term debt	749	—
Total current liabilities	10,582	8,060
Long-term debt, excluding current maturities	4,170	3,717
Deferred income taxes	60	69
Operating lease liabilities	443	—
Other long-term liabilities	354	506
Redeemable non-controlling interests	33	30
Commitments and contingencies
Stockholders’ equity:
Common stock $.0001 par value	—	—
Authorized shares: 1,600,000
Shares issued: 256,276 and 231,493; Shares outstanding: 139,967 and 134,334
Class B common stock $.0001 par value	—	—
Authorized shares: 400,000
Shares issued: 12,800 and 12,800; Shares outstanding: 5,523 and 12,800
Additional paid-in capital	12,882	9,549
Treasury stock - Common stock and Class B, at cost	(9,290)	(5,742)
Shares: 123,586 and 97,159
Retained earnings	850	517
Accumulated other comprehensive income (loss)	(258)	(220)
Total Expedia Group, Inc. stockholders’ equity	4,184	4,104
Non-redeemable non-controlling interests	1,555	1,547
Total stockholders’ equity	5,739	5,651
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,381	$18,033

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine months ended September 30,
	2019	2018
Operating activities:
Net income	$494	$373
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	530	507
Amortization of stock-based compensation	175	154
Amortization of intangible assets	154	215
Impairment of goodwill	—	61
Deferred income taxes	(58)	(281)
Foreign exchange loss on cash, restricted cash and short-term investments, net	40	94
Realized gain on foreign currency forwards	(4)	(34)
Loss on minority equity investments, net	13	100
Other	(16)	27
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(543)	(416)
Prepaid expenses and other assets	—	(12)
Accounts payable, merchant	119	42
Accounts payable, other, accrued expenses and other liabilities	207	171
Tax payable/receivable, net	(6)	141
Deferred merchant bookings	1,305	957
Deferred revenue	16	21
Net cash provided by operating activities	2,426	2,120
Investing activities:
Capital expenditures, including internal-use software and website development	(864)	(634)
Purchases of investments	(1,283)	(1,714)
Sales and maturities of investments	635	1,692
Acquisitions, net of cash and restricted cash acquired	80	(40)
Other, net	3	41
Net cash used in investing activities	(1,429)	(655)
Financing activities:
Proceeds from issuance of long-term debt, net of issuance costs	1,235	—
Payment of long-term debt	—	(500)
Payment of Liberty Expedia Exchangeable Debentures	(400)	—
Purchases of treasury stock	(352)	(620)
Proceeds from issuance of treasury stock	—	31
Payment of dividends to stockholders	(145)	(138)
Proceeds from exercise of equity awards and employee stock purchase plan	277	138
Other, net	(8)	(65)
Net cash provided by (used in) financing activities	607	(1,154)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(62)	(119)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	1,542	192
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	2,705	2,917
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$4,247	$3,109
Supplemental cash flow information
Cash paid for interest	$156	$196
Income tax payments, net	216	188

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2017	2018				2019			Y / Y
	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Growth
Gross bookings by segment
Core OTA	$16,182	$21,171	$21,011	$20,217	$17,921	$23,029	$23,305	$22,234	10%
Vrbo	1,913	3,947	2,814	2,496	2,192	4,163	2,862	2,633	5%
Egencia	1,670	2,078	2,073	1,963	1,844	2,217	2,125	2,060	5%
Total	$19,766	$27,196	$25,898	$24,676	$21,957	$29,409	$28,292	$26,927	9%

Gross bookings by geography
Domestic	$11,800	$16,582	$16,213	$15,232	$13,362	$18,363	$17,962	$16,793	10%
International	7,966	10,614	9,685	9,444	8,595	11,046	10,330	10,134	7%
Total	$19,766	$27,196	$25,898	$24,676	$21,957	$29,409	$28,292	$26,927	9%

Gross bookings by business model
Agency	$9,493	$12,445	$12,290	$11,442	$10,688	$13,727	$13,680	$12,588	10%
Merchant	8,360	10,803	10,794	10,739	9,077	11,519	11,750	11,707	9%
Vrbo	1,913	3,947	2,814	2,496	2,192	4,163	2,862	2,633	5%
Total	$19,766	$27,196	$25,898	$24,676	$21,957	$29,409	$28,292	$26,927	9%

Revenue by segment
Core OTA	$1,857	$1,926	$2,253	$2,527	$2,054	$2,037	$2,480	$2,732	8%
Vrbo	193	234	297	410	230	267	347	467	14%
Egencia	137	151	156	139	155	153	163	145	4%
Corporate (Bodybuilding.com)	—	—	—	—	—	—	—	24	NM
Expedia Group (excluding trivago)	$2,187	$2,311	$2,706	$3,076	$2,439	$2,457	$2,990	$3,368	9%
trivago	215	319	280	295	190	237	251	279	(6)%
Intercompany eliminations	(83)	(122)	(106)	(95)	(70)	(85)	(88)	(89)	(7)%
Total	$2,319	$2,508	$2,880	$3,276	$2,559	$2,609	$3,153	$3,558	9%

Revenue by geography
Domestic	$1,255	$1,351	$1,632	$1,792	$1,426	$1,476	$1,838	$1,982	11%
International	1,065	1,157	1,248	1,484	1,133	1,133	1,315	1,576	6%
Total	$2,319	$2,508	$2,880	$3,276	$2,559	$2,609	$3,153	$3,558	9%

Revenue by business model
Agency	$629	$658	$777	$876	$699	$686	$841	$917	5%
Merchant	1,283	1,334	1,532	1,688	1,396	1,392	1,680	1,863	10%
Advertising & media	214	282	274	302	233	264	285	311	3%
Vrbo	193	234	297	410	230	267	347	467	14%
Total	$2,319	$2,508	$2,880	$3,276	$2,559	$2,609	$3,153	$3,558	9%

Adjusted EBITDA by segment
Core OTA	$534	$323	$561	$837	$584	$344	$623	$865	3%
Vrbo	31	(21)	78	209	22	(40)	84	215	3%
Egencia	19	27	30	19	31	29	37	19	(1)%
Unallocated overhead costs	(173)	(177)	(186)	(184)	(199)	(181)	(196)	(199)	8%
Expedia Group (excluding trivago)	$411	$152	$483	$881	$438	$152	$548	$900	2%
trivago	(9)	(28)	(20)	31	33	24	20	12	(60)%
Total	$402	$124	$463	$912	$471	$176	$568	$912	—%

Net income (loss) attributable to Expedia Group	$55	$(137)	$1	$525	$17	$(103)	$183	$409	(22)%

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

	2017	2018				2019
	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Worldwide lodging (merchant, agency & Vrbo)
Room nights	74.8	73.9	89.6	105.3	82.8	80.8	100.1	116.5
Room night growth	15%	15%	12%	13%	11%	9%	12%	11%
Domestic room night growth	10%	10%	8%	9%	9%	8%	8%	8%
International room night growth	21%	21%	17%	16%	12%	11%	15%	13%
ADR growth	4%	7%	6%	4%	2%	(1)%	—%	(1)%
Revenue per night growth	(4)%	—%	2%	(1)%	(1)%	(2)%	—%	—%
Lodging revenue	$1,606	$1,612	$1,992	$2,347	$1,761	$1,725	$2,231	$2,599
Lodging revenue growth	11%	15%	14%	12%	10%	7%	12%	11%

Worldwide air (merchant & agency)
Tickets sold growth	3%	1%	6%	4%	10%	11%	10%	8%
Airfare growth	1%	3%	1%	4%	2%	(1)%	1%	—%
Revenue per ticket growth	(3)%	10%	4%	6%	7%	(7)%	(7)%	(10)%
Air revenue	$176	$242	$223	$209	$207	$248	$228	$202
Air revenue growth	—%	11%	10%	11%	18%	3%	2%	(3)%

Notes:

•	Advertising & Media Revenue includes 3rd party revenue from trivago. All trivago revenue is classified as international.

•
During the first quarter of 2018, we updated our allocations methodology and recast the historical domestic and international revenue and Adjusted EBITDA by segment information presented to be on a comparable basis.

•	Corporate includes product revenue subsequent to our acquisition of Bodybuilding.com on July 26, 2019.

•	Some numbers may not add due to rounding. All percentages above and throughout this release are calculated on precise, unrounded numbers

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Core OTA: The Core Online Travel Agencies ("Core OTA") segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Brand Expedia, Hotels.com, Expedia Partner Solutions, Orbitz, Travelocity, Wotif, lastminute.com.au, ebookers, CheapTickets, Hotwire, Classic Vacations, Expedia Group Media Solutions, CarRentals.com, Expedia Local Expert, Expedia CruiseShipCenters, SilverRail and ALICE.
trivago: The trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
Vrbo: The Vrbo segment operates an online marketplace for the alternative accommodations industry and includes the Vrbo and HomeAway brands, among others.
Egencia: The Egencia segment provides managed travel services to corporate customers worldwide.
Corporate: Includes unallocated corporate expenses as well as Bodybuilding.com subsequent to our acquisition on July 26, 2019.
Lodging metrics: Reported on a stayed basis and includes both merchant and agency model hotel and alternative accommodation stays.
Room Nights: Room nights represent stayed hotel room nights for our Core OTA and Egencia reportable segments and property nights for our Vrbo reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures
Expedia Group reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash. We urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis and Legal Proceedings sections, as well as the notes to the financial statements, included in the Company's annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016 and the definition for Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as net income (loss) attributable to Expedia Group adjusted for:
(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;
(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(5) acquisition-related impacts, including

(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia Group plus the following items, net of tax (which excludes the impact of significant changes resulting from tax legislation such as the Tax Cuts and Jobs Act):
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including;
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment;
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements;
(iii) upfront consideration paid to settle employee compensation plans of the acquiree; and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire or lose controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash;
(4) Since adoption of new accounting guidance in the first quarter of 2018, the changes in fair value of equity investments (other than those accounted for under the equity method and those that are consolidated);
(5) certain other items, including restructuring charges;
(6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(7) discontinued operations;
(8) the non-controlling interest impact of the aforementioned adjustment items; and
(9) unrealized gains (losses) on revenue hedging activities that are included in other, net.
We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia Group's combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses.

Beginning this quarter we modified the presentation of our adjusted net income reconciliation to provide additional clarity regarding its tax-related components. Our presentation now includes a calculation of "adjusted income before income taxes" and then separately identifies and deducts the GAAP provision for income taxes and the non-GAAP provision for income taxes for adjustments, to arrive at a "total adjusted provision for income taxes." The adjusted income tax rate is the percentage of "adjusted income before income taxes" represented by this "total adjusted provision for income taxes." We believe separately presenting the total adjusted income tax rate allows our investors to better assess the differences between the GAAP and non-GAAP measures and the drivers of our adjusted results.

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia Group's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. We added additional detail for the capital expenditures associated with building our new headquarters facility in Seattle, Washington. We believe separating out capital expenditures for this discrete project is important to provide additional transparency to investors related to operating versus project-related capital expenditures. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia Group excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees' compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore, it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item.

Expedia Group, Inc. (excluding trivago) In order to provide increased transparency on the transaction-based component of the business, Expedia Group is reporting results both in total and excluding trivago.

In addition, we evaluate certain operating and financial measures, including revenue growth, on both an as-reported and excluding the impact of foreign exchange, FX neutral, basis. FX neutral results are among the primary metrics by which management evaluates the performance of the business and management believes that investors should have access to the same set of tools that management uses to analyze our results. We estimate FX neutral revenue growth by (i) excluding the FX impacts resulting from the time period between a transaction's booking date and revenue recognition date for both the current and prior year periods, and (ii) converting our current-year period results for transactions recorded in currencies other than U.S. Dollars using the corresponding prior-year period exchange rates rather than the current-year period exchange rates.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) by Segment(1)

	Three months ended September 30, 2019
	Core OTA	trivago	Vrbo	Egencia	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$769	$9	$188	$7	$(364)	$609
Realized gain (loss) on revenue hedges	1	—	1	—	—	2
Restructuring and related reorganization charges	—	—	—	—	2	2
Legal reserves, occupancy tax and other	—	—	—	—	11	11
Stock-based compensation	—	—	—	—	60	60
Amortization of intangible assets	—	—	—	—	50	50
Depreciation	95	3	26	12	42	178
Adjusted EBITDA(1)	$865	$12	$215	$19	$(199)	$912

	Three months ended September 30, 2018
	Core OTA	trivago	Vrbo	Egencia	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$728	$27	$191	$7	$(281)	$672
Realized gain (loss) on revenue hedges	21	—	1	—	—	22
Legal reserves, occupancy tax and other	—	—	—	—	(78)	(78)
Stock-based compensation	—	—	—	—	54	54
Amortization of intangible assets	—	—	—	—	71	71
Depreciation	88	4	17	12	50	171
Adjusted EBITDA(1)	$837	$31	$209	$19	$(184)	$912
(1) Adjusted EBITDA for our Core OTA and Egencia segments includes allocations of certain expenses, primarily cost of revenue and facilities. Our Core OTA segment includes the total costs of our global supply organizations and Core OTA and Vrbo include the realized foreign currency gains or losses related to the forward contracts hedging a component of our net merchant lodging revenue. We base the allocations primarily on transaction volumes and other usage metrics. We do not allocate certain shared expenses such as accounting, human resources, information technology and legal to our reportable segments. We include these expenses in Corporate and Eliminations. Our allocation methodology is periodically evaluated and may change.

Operating Income excluding trivago

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(In millions)
Operating income	$609	$672	$743	$618
Less: trivago operating income (loss)(1)	3	21	29	(46)
Operating income excluding trivago	$606	$651	$714	$664
(1) Included within trivago's standalone operating income (loss) is trivago's stock-based compensation and intangible amortization, both of which are excluded from our segment performance measure, Adjusted EBITDA, and allocated to Corporate & Eliminations in the Adjusted EBITDA by Segment table above. For the three months ended September 30, 2019 and 2018, trivago's standalone stock-based compensation was $6 million for both periods. For the three months ended September 30, 2019 and 2018, trivago's standalone intangible amortization was less than $1 million for both periods.
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(In millions)
Net income attributable to Expedia Group, Inc.	$409	$525	$489	$389
Net income (loss) attributable to non-controlling interests	(2)	6	5	(16)
Provision for income taxes	154	81	161	56
Total other expense, net	48	60	88	189
Operating income	609	672	743	618
Gain (loss) on revenue hedges related to revenue recognized	2	22	13	18
Restructuring and related reorganization charges	2	—	16	—
Legal reserves, occupancy tax and other	11	(78)	25	(74)
Stock-based compensation	60	54	175	154
Amortization of intangible assets	50	71	154	215
Impairment of goodwill	—	—	—	61
Depreciation	178	171	530	507
Adjusted EBITDA	$912	$912	$1,656	$1,499

Adjusted Net Income & Adjusted EPS

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(In millions, except share and per share data)
Net income attributable to Expedia Group, Inc.	$409	$525	$489	$389
Less: Net (income) loss attributable to non-controlling interests	2	(6)	(5)	16
Less: Provision for income taxes	(154)	(81)	(161)	(56)
Income before income taxes	561	612	655	429
Amortization of intangible assets	50	71	154	215
Stock-based compensation	60	54	175	154
Legal reserves, occupancy tax and other	11	(78)	25	(74)
Restructuring and related reorganization charges	2	—	16	—
Impairment of goodwill	—	—	—	61
Unrealized (gain) loss on revenue hedges	(9)	16	—	(13)
Gain (loss) on minority equity investments, net	25	40	13	101
Release of a non-operating liability	—	—	(12)	—
Interest recognized on occupancy tax pay-to-play refund	—	(19)	—	(19)
Adjusted income before income taxes	700	696	1,026	854

GAAP Provision for income taxes	(154)	(81)	(161)	(56)
Provision for income taxes for adjustments	(23)	(38)	(95)	(91)
Total Adjusted provision for income taxes	(177)	(119)	(256)	(147)
Total Adjusted income tax rate	25.2%	17.1%	24.9%	17.2%

Non-controlling interests	(3)	(10)	(14)	4
Adjusted net income attributable to Expedia Group, Inc.	$520	$567	$756	$711

GAAP diluted weighted average shares outstanding (000's)	150,635	153,153	150,912	153,404
Additional dilutive securities (000's)	3,203	1,951	3,230	2,070
Adjusted weighted average shares outstanding (000's)	153,838	155,104	154,142	155,474

Diluted earnings per share	$2.71	$3.43	$3.24	$2.54
Adjusted earnings per share attributable to Expedia Group, Inc.	$3.38	$3.65	$4.91	$4.57

Ex-trivago Adjusted Net Income and Adjusted EPS
Adjusted net income attributable to Expedia Group, Inc.	$520	$567	$756	$711
Less: Adjusted net income (loss) attributable to trivago	2	14	16	(12)
Adjusted net income excluding trivago	$518	$553	$740	$723

Adjusted earnings per share attributable to Expedia Group, Inc.	$3.38	$3.65	$4.91	$4.57
Less: Adjusted earnings (loss) per share attributable to trivago	0.01	0.09	0.10	(0.08)
Adjusted earnings per share excluding trivago	$3.37	$3.56	$4.80	$4.65

Free Cash Flow

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(In millions)
Net cash provided by (used in) operating activities	$(861)	$(371)	$2,426	$2,120

Headquarters capital expenditures	(98)	(49)	(287)	(119)
Non-headquarters capital expenditures	(193)	(174)	(577)	(515)
Less: Total capital expenditures	(291)	(223)	(864)	(634)

Free cash flow	$(1,152)	$(594)	$1,562	$1,486

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(In millions)
Cost of revenue	$569	$504	$1,604	$1,489
Less: stock-based compensation	3	3	9	8
Less: depreciation	21	24	66	77
Adjusted cost of revenue	$545	$477	$1,529	$1,404
Less: trivago cost of revenue(1)	4	2	8	5
Adjusted cost of revenue excluding trivago	$541	$475	$1,521	$1,399

Selling and marketing expense	$1,660	$1,501	$4,852	$4,558
Less: stock-based compensation	11	11	34	34
Less: depreciation	14	12	42	34
Adjusted selling and marketing expense	$1,635	$1,478	$4,776	$4,490
Less: trivago selling and marketing expense(1)(2)	146	141	359	497
Adjusted selling and marketing expense excluding trivago	$1,489	$1,337	$4,417	$3,993

Technology and content expense	$440	$404	$1,304	$1,200
Less: stock-based compensation	18	15	56	46
Less: depreciation	136	127	399	370
Adjusted technology and content expense	$286	$262	$849	$784
Less: trivago technology and content expense(1)	16	16	49	49
Adjusted technology and content expense excluding trivago	$270	$246	$800	$735

General and administrative expense	$217	$202	$622	$597
Less: stock-based compensation	28	25	76	66
Less: depreciation	7	8	23	26
Adjusted general and administrative expense	$182	$169	$523	$505
Less: trivago general and administrative expense(1)	12	11	32	38
Adjusted general and administrative expense excluding trivago	$170	$158	$491	$467
 Note: Some numbers may not add due to rounding.
(1) trivago amount presented without stock-based compensation and depreciation as those are included with the consolidated totals above.
(2) Selling and marketing expense adjusted to add back Core OTA spend on trivago eliminated in consolidation.

Conference Call
Expedia Group, Inc. will webcast a conference call to discuss third quarter 2019 financial results and certain forward-looking information on Wednesday, November 6, 2019 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediagroup.com. Expedia Group expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements are based on assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “believe,” “estimate,” “expect” and “will,” or the negative of these terms or other similar expressions, among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia Group, Inc.’s business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings, which are available on our investor relations website at ir.expediagroup.com and on the SEC website at www.sec.gov. All information provided in this release is as of November 6, 2019. Undue reliance should not be placed on forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
About Expedia Group
Expedia Group is the world's travel platform. We help knock down the barriers to travel, making it easier, more enjoyable, more attainable and more accessible. We are here to bring the world within reach for customers and partners around the globe. We leverage our platform and technology capabilities across an extensive portfolio of businesses and brands to orchestrate the movement of people and the delivery of travel experiences on both a local and global basis. Our family of travel brands includes: Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, Expedia® CruiseShipCenters®, Classic Vacations®, Traveldoo®, VacationRentals.com and SilverRail™.
© 2019 Expedia, Inc. All rights reserved. Trademarks and logos are the property of their respective owners. CST: 2029030-50

Contacts
Investor Relations                    Communications
ir@expediagroup.com                    press@expediagroup.com